FUQI International Provides Financial Filing Status Update;
Receives Second Noncompliance Notice from Nasdaq

Shenzhen, China, May 18, 2010 – FUQI International, Inc. (Nasdaq GS: FUQI) today announced an update on the status of its financial filings for the first three quarters of 2009, its 2009 Form 10-K and Form 10-Q for the first quarter 2010.

The Company is working toward completing its Annual Report on Form 10-K for the year ended December 31, 2009 as well as amendments to its Quarterly Reports on Form 10-Q/A for each of the periods ended March 31, June 30 and September 30, 2009. It currently anticipates filing its 2009 annual report and restated quarterly reports in June 2010.  The Company expects to file its first quarter 2010 results as soon as practical after it completes and files its Form 10-K for the year ended December 31, 2009 and the 2009 restated quarterly reports.

As expected, the Company received a second notification letter on May 12, 2010 from The Nasdaq Stock Market stating that the Company remains out of compliance with Nasdaq Marketplace Rule 5250(c)(1), which requires timely filing of SEC periodic reports, including the Company’s Form 10-K for fiscal 2009 and From 10-Q for the first quarter 2010. The Nasdaq notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Select Market.

In furtherance to the Nasdaq rules, the Company intends to submit to Nasdaq before the June 1, 2010 deadline a plan to regain compliance with the continued listing requirements. Upon approval of the plan, Nasdaq may grant the Company up to 180 days, or until September 28, 2010, to achieve and sustain compliance. If Nasdaq determines that the plan is not sufficient, it will provide written notice that the Company’s common stock would be subject to delisting from the Nasdaq Global Select Market, after which the Company may request a hearing before a Nasdaq Listing Qualifications Panel.  In that event, the Company’s common stock would remain listed on the Nasdaq Global Select Market pending a final determination by the panel.

Mr. Yu Kwai Chong, Chairman and Chief Executive Officer, stated, “We regret the extended timeline and appreciate everyone’s patience. Due to the amount of work involved, it has taken the Company longer than expected to finalize the restated financials and full year results for 2009. We are continuing to work diligently on the 2009 annual report and on reviewing the 2009 restated quarterly reports.  The Company is also working on a remediation plan to ensure corrective actions are being implemented in a timely manner. In spite of our current reporting interruptions, we continue to remain focused on our operations and the execution on our 2010 growth plan.  We appreciate your patience and look forward to the full disclosure and discussion of our 2009 and first quarter 2010 financial results in the future.”

About FUQI International
Based in Shenzhen, China, FUQI International, Inc. is a leading designer, producer and seller of high quality precious metal jewelry in China.  Fuqi develops, promotes, manufactures and sells a broad range of products consisting of unique styles and designs made from gold and other precious metals such as platinum and Karat gold.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects”, “anticipates” or similar expressions.. Such information is based upon expectations of the Company’s management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions.  Such risks and uncertainties include, but are not limited to, the completion and audit of the Company's financial statements for the year end 2009; the completion of the Company's review of accounting errors in the first three quarter of 2009; risks related to the restatement process and its impact on results of operations; the risk of possible changes in the scope and nature of, and the time required to complete the restatement process and the issuance of audit opinions on the Company’s prior year financial statements; risks that the Company and/or its auditors may identify items that materially and adversely affect the Company’s financial results; the Company's ability to remediate the significant deficiencies and/or material weakness(es) in its internal controls; risks that additional material weaknesses will be identified which may prolong the restatement process; the Company’s inability to efficiently deploy resources to manage the restatement process; adverse capital and credit market conditions, the vulnerability of the Company’s business to a general economic downturn in China; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities.  The Company does not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company’s most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and its subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contact Information:
Ms. Charlene Hua
EVP of Finance, Capital Market & Corporate Development
Phone: 852 9468 2497 (Hong Kong)
IR Email: IR@FuqiIntl.com

Bill Zima
ICR Inc. (US)
Phone: 203-682-8200